SUB-ITEM 77-E   LEGAL PROCEEDINGS

Since February 2004, Federated and related entities (collectively, "Federated") have been named as defendants in several lawsuits, that were consolidated into a single action in the United States District Court for the
Western District of Pennsylvania,
alleging excessive advisory
fees involving one of the Federated-sponsored mutual funds. Without admitting the validity of any claim, Federated reached a final settlement with the Plaintiffs in these cases in April 2011.


[KAUFMANN FUND ONLY]

LEGAL PROCEEDINGS

Since February 2004, Federated and
related entities (collectively, "Federated") have been named as defendants in several lawsuits, that were consolidated into a single action in the United States District Court for the
Western District of Pennsylvania,
alleging excessive advisory
fees involving Federated Kaufmann Fund.
Without admitting the validity of any claim, Federated reached a final settlement with the Plaintiffs in these cases in April 2011.


Current as of:  8/18/94